Exhibit 99.1

Assurant Reports Fourth Quarter and Full-Year 2011 Financial Results

4Q 2011 Net Operating Income of $154.3 million, $1.65 per diluted share

Full-Year 2011 Net Operating Income of $444.7 million, $4.55 per diluted share

4Q 2011 Net Income of $162.3 million, $1.73 per diluted share

Full-Year 2011 Net Income of $545.8 million, $5.58 per diluted share

•	9.9 percent full-year operating ROE, excluding AOCI

•	$760 million of corporate capital at year-end

•	$600 million returned to shareholders in share repurchases and dividends in 2011

•	14 percent annual growth in book value per diluted share, excluding AOCI

NEW YORK, Feb. 1, 2012 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the fourth quarter and full-year ended Dec. 31, 2011.

“During 2011, our specialty strategy delivered on our long-term commitments that continue to build value for our shareholders,” said Robert B. Pollock, president and CEO of Assurant. “We broadened our product portfolio and improved our operations with an emphasis on consumers’ needs. We will build further on these efforts in 2012.”

Fourth Quarter 2011 Consolidated Results

•

Net operating income[1] increased 33 percent to $154.3 million, or $1.65 per diluted share, compared to fourth quarter 2010 net operating income of $115.8 million, or $1.08 per diluted share. Fourth quarter 2011 and fourth quarter 2010 were adversely affected by $2.5 million and $44.5 million after-tax of disclosed items, respectively. Absent these items, net operating income decreased due to declines at Assurant Solutions and Assurant Employee Benefits. Improvements at Assurant Specialty Property and Assurant Health partially offset the declines.

•

Net income increased to $162.3 million, or $1.73 per diluted share, compared to a fourth quarter 2010 net loss of $184.4 million, or $(1.74) per diluted share. After-tax net realized gains were $8.0 million in fourth quarter 2011, compared to $12.2 million in fourth quarter 2010. Fourth quarter 2010 included a $306.4 million goodwill impairment charge and a $6.0 million increase in the tax valuation allowance.

•

Net earned premiums, fees and other income were $1.9 billion, flat compared to fourth quarter 2010. Increases in premiums at Assurant Solutions and Assurant Specialty Property were offset by declines at Assurant Health and Assurant Employee Benefits.

Assurant, Inc. / 2

Full-Year 2011 Consolidated Results

•

Net operating income for the year decreased to $444.7 million, or $4.55 per diluted share, compared to $560.1 million, or $5.02 per diluted share in 2010. Full-year 2011 results reflect $102.4 million after-tax of reportable catastrophe losses and $2.3 million of net favorable other disclosed items compared to $14.8 million after-tax of reportable catastrophe losses and $24.8 million of net unfavorable other disclosed items in 2010.

•

Net income for 2011 increased to $545.8 million, or $5.58 per diluted share, compared to $279.2 million, or $2.50 per diluted share in 2010. After-tax net realized gains were $21.1 million in 2011, compared to $31.5 million in 2010. Results in 2011 benefited from an $80.0 million reduction in a tax valuation allowance. Full-year 2010 included a $306.4 million goodwill impairment charge and $6.0 million increase in a tax valuation allowance.

•	Net earned premiums, fees and other income were $7.5 billion, down from $7.8 billion for 2010, reflecting a decline in premiums in all of the businesses.

Reconciliation of Net Operating Income to Net Income

(UNAUDITED) (dollars in millions, net of tax)	4Q 2011	4Q 2010	12 Months 2011	12 Months 2010
Assurant Solutions	$28.5	$11.7	$141.6	$103.2
Assurant Specialty Property	116.1	95.4	305.1	424.3
Assurant Health	22.7	15.0	40.9	54.0
Assurant Employee Benefits	14.5	17.7	43.1	63.5
Corporate and other	(21.0)	(9.2)	(60.1)	(52.3)
Amortization of deferred gain on disposal of businesses	3.3	(5.0)	13.3	6.8
Interest expense	(9.8)	(9.8)	(39.2)	(39.4)

Net operating income	154.3	115.8	444.7	560.1

Adjustments:
Net realized gains on investments	8.0	12.2	21.1	31.5
Change in tax valuation allowance	—	(6.0)	80.0	(6.0)
Goodwill impairment	—	(306.4)	—	(306.4)

Net income (loss)	$162.3	$(184.4)	$545.8	$279.2

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business, for the last eight quarters is available on page 20 of the Company’s Financial Supplement, located in the Investor Relations section of www.assurant.com.

Assurant, Inc. / 3

Assurant Solutions

(in millions)	4Q11	4Q10	% Change	12M11	12M10	% Change
Net operating income	$28.5	$11.7	144%	$141.6	$103.2	37%
Net earned premiums, fees and other	$691.3	$666.7	4%	$2,703.6	$2,712.4	(0)%

•

Net operating income in the fourth quarter 2011 increased compared to 2010. Fourth quarter 2010 results included a $30.9 million after-tax intangible asset impairment charge and fourth quarter 2011 included a $4.9 million after-tax charge to increase a preneed reserve for unreported claims. Fourth quarter 2011 results also were impacted by a higher tax rate. Full-year 2011 benefited from improved underwriting experience in domestic service contracts including wireless. International business improved in Europe, Canada and Latin America. Income for full-year 2010 included $33.7 million after-tax of unfavorable disclosed items.

•

Net earned premiums, fees and other income improved in fourth quarter 2011 due to growth in domestic and international premiums. Continued run-off of the domestic credit business and service contract premiums from former clients partially offset the fourth quarter increase and drove the full-year decline.

•

Domestic net earned premiums, fees and other income increased in fourth quarter 2011 compared to fourth quarter 2010, reflecting service contract growth in retail, automotive and wireless markets from both new and existing clients. For the year, the decline was caused by an approximate $160 million reduction in premiums from the domestic credit business and service contracts sold through former clients.

•	International net earned premiums, fees and other income increased in fourth quarter and the full-year 2011 primarily reflecting growth in Latin America and Canada from both new and existing clients.

•

Gross written premiums improved for the quarter and full-year 2011, reflecting growth in international, particularly Latin America. A reconciliation of gross written premiums to net written premiums is now available on page 9 of the Company’s Financial Supplement.

•

Domestic combined ratio for the quarter was 97.6 percent, up slightly compared to fourth quarter 2010 excluding the $30.9 million after-tax charge in 2010 mentioned above. Less favorable service contract underwriting experience affected results. For the full-year, the domestic combined ratio was 97.4 percent.

•

International combined ratio for the quarter decreased by 230 basis points to 102.2 percent from fourth quarter 2010, driven by improved underwriting experience, primarily in Latin America and Canada. For the full-year, the international combined ratio declined 270 basis points to 103.2 percent due to improved loss experience in the U.K. and premium growth in Canada and Latin America.

Assurant, Inc. / 4

Assurant Specialty Property

(in millions)	4Q11	4Q10	% Change	12M11	12M10	% Change
Net operating income	$116.1	$95.4	22%	$305.1	$424.3	(28)%
Net earned premiums, fees and other	$517.6	$504.8	3%	$1,984.0	$2,022.4	(2)%

•

Net operating income for the fourth quarter increased, primarily the result of no reportable catastrophe losses compared to $9.8 million after-tax of reportable catastrophe losses in fourth quarter 2010. Net operating income declined for full-year 2011 primarily due to $102.4 million after-tax of reportable catastrophe losses and an increase in the frequency of non-catastrophe weather-related losses. Results in 2010 included $14.8 million after-tax of reportable catastrophe losses and a $7.6 million after-tax favorable disclosed item.

•

Net earned premiums, fees and other income increased in the quarter primarily due to premium growth from multi-family housing products, including fees from the SureDeposit acquisition. For the year, growth in premiums from multi-family housing products was offset by an increase in ceded lender-placed premiums and catastrophe reinsurance premiums. Full-year 2010 included a $13.6 million favorable disclosed item.

•

Gross earned premiums increased for the quarter and full-year 2011 driven by growth in lender-placed homeowners and multi-family housing. The addition of new clients, expanded loan portfolios from existing clients and increased placement rates contributed to the improvement.

•

Combined ratio improved in fourth quarter 2011 primarily as a result of no reportable catastrophe losses. For the full-year 2011, the combined ratio deteriorated as a result of $157.6 million of reportable catastrophe losses as well as an increase in the frequency of non-catastrophe weather-related losses.

Assurant Health

(in millions)	4Q11*	4Q10	% Change	12M11*	12M10	% Change
Net operating income	$22.7	$15.0	51%	$40.9	$54.0	(24)%
Net earned premiums, fees and other	$445.5	$470.7	(5)%	$1,752.9	$1,904.3	(8)%

*	Note: Beginning in first quarter 2011, results are not fully comparable to the prior year period due to regulatory changes associated with health care reform.

•

Net operating income for fourth quarter and full-year 2011 reflected the impact of health care reform. A reduction in the accrual for the minimum medical loss ratio (“MLR”) rebate liability and lower expenses favorably contributed to fourth quarter results. Full-year 2011 benefited from disciplined expense management, $12.9 million after-tax of favorable reserve development relative to 2010 year-end reserves and a $4.8 million after-tax favorable disclosed item. A $27.0 million after-tax MLR rebate accrual established in 2011 reduced full-year earnings.

•

Net earned premiums, fees and other income for fourth quarter 2011 were positively affected by the MLR rebate accrual reduction. For the full-year, net earned premiums, fees and other income were adversely affected by low sales in traditional individual medical and small group business and a $41.6 million MLR rebate accrual. Growth in supplemental and affordable choice product sales partially offset the decline.

Assurant, Inc. / 5

•

MLR rebate accrual estimate was updated in fourth quarter 2011, resulting in a favorable $6.8 million increase in net earned premiums. Changes in the rebate accrual estimate were caused by transition relief granted in certain states, emerging loss experience and updated estimates in the calculation.

•

Expenses declined in the fourth quarter and full-year 2011 due to continued business simplification efforts and lower commission expenses. Fourth quarter 2011 expenses decreased $25.3 million compared to fourth quarter 2010. For the year, expenses were down $104.4 million compared to 2010.

Assurant Employee Benefits

(in millions)	4Q11	4Q10	% Change	12M11	12M10	% Change
Net operating income	$14.5	$17.7	(18)%	$43.1	$63.5	(32)%
Net earned premiums, fees and other	$268.0	$274.6	(2)%	$1,089.4	$1,126.5	(3)%

•

Net operating income in fourth quarter 2011 decreased due to less favorable disability and life insurance loss experience compared to fourth quarter 2010. Results for the quarter benefited from a $6.6 million after-tax claims liability reduction from an annual reserve adequacy study. Full-year 2011 results were unfavorably affected by a previously disclosed decrease in the reserve discount rate for new long-term disability claims.

•	Net earned premiums, fees and other income decreased for the quarter and full-year 2011 primarily due to pricing actions on a block of previously assumed disability business.

•	Sales decreased for the quarter but increased for 2011, primarily driven by growth in voluntary product sales. Growth in voluntary sales accounted for nearly half of all sales for the year.

Corporate & Other

(in millions)	4Q11	4Q10	% Change	12M11	12M10	% Change
Net operating loss	$(21.0)	$(9.2)	(129)%	$(60.1)	$(52.3)	(15)%

•	Net operating loss increased for the quarter and full-year 2011 primarily due to higher tax expenses and a $4.2 million after-tax reserve increase related to discontinued businesses.

Capital Position

•

Corporate capital was approximately $760 million as of Dec. 31, 2011, an increase of 19 percent from approximately $640 million at Sept. 30, 2011. Excluding a $250 million risk buffer, deployable capital totaled approximately $510 million as of Dec. 31, 2011.

•

Share repurchases and dividends totaled $600.3 million for full-year 2011. Assurant repurchased 4.5 million shares of its common stock for $173 million during the fourth quarter. During 2011, the Company repurchased 14.1 million shares, or 14 percent of its common stock outstanding at the end of 2010, at a cost of $532.9 million. Through Jan. 27, 2012, the Company repurchased an additional 876 thousand shares for $34.6 million, with $270.8 million remaining in repurchase authorization. Dividends to shareholders in 2011 totaled $67.4 million.

Assurant, Inc. / 6

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.5 billion at Dec. 31, 2011, flat compared to a year ago.

•

Book value per diluted share[2], excluding AOCI, increased 14 percent to $49.05 from $43.08 at Dec. 31, 2010. The 2011 book value includes a benefit from an $80.0 million reduction in a tax valuation allowance. AOCI improved year-over-year by $269.3 million to $554.9 million as of Dec. 31, 2011.

•	Annual operating return on average equity (ROE)[3], excluding AOCI, was 9.9 percent for the full-year 2011, compared to full-year operating ROE, excluding AOCI, of 12.1 percent in 2010.

•

Total assets as of Dec. 31, 2011 were approximately $27.1 billion. The ratio of debt to total capital[4], excluding AOCI, was flat at 17.9 percent at Dec. 31, 2011, versus Dec. 31, 2010, while the ratio of invested assets to equity remained unchanged at 2.8 to 1.

Other Items

•

As previously disclosed, beginning on Jan. 1, 2012, the methodology for deferring acquisition costs will be revised in accordance with FASB rules. As of Jan. 1, 2012, beginning shareholders’ equity will be reduced by approximately $145 million, or 3 percent. The equity adjustment will be non-cash and affect only GAAP financial statements. On a segment basis, equity will be reduced by approximately $120 million for Assurant Solutions, $20 million for Assurant Specialty Property and $5 million for Assurant Employee Benefits. The effect of the change on 2012 reported earnings is expected to be less than $10 million after-tax, primarily attributed to Assurant Solutions.

Company Outlook

For full-year 2012, based on current market conditions, the Company expects:

•

Assurant Solutions to achieve modest growth in net earned premiums and fees, reflecting improvement in both international and domestic service contracts. The international full-year 2012 combined ratio to improve 100 to 200 basis points compared to the 103.2 percent reported in 2011. The domestic combined ratio to remain near the 98 percent target.

•

Assurant Specialty Property’s net earned premiums and fees to be level with 2011, reflecting growth in multi-family housing and a modest decline in lender-placed homeowners premiums. Overall results to be affected by catastrophe losses, changes in placement rates, the number of foreclosures and mortgage loan originations. The expense and non-catastrophe loss ratios to trend up as a result of increased product diversification.

•

Assurant Health to continue to reduce expenses and increase sales of affordable and supplemental product sales. Major medical product sales to improve in second half 2012 as a new provider network contract with Aetna Signature Administrators® is implemented. Overall business results to be affected by health care reform and consistent with 2011 earnings, excluding the 2011 favorable reserve development and the service provider reimbursement totaling $17.7 million after-tax.

Assurant, Inc. / 7

•

Assurant Employee Benefits’ voluntary and supplemental product net earned premiums to continue to grow. The premium growth to be offset by an approximate $40 million reduction in net earned premiums, fees and other income from the loss of two disability clients in early 2012.The challenging economic outlook for small employers likely to persist.

•	Corporate & Other full-year 2012 net operating loss of $60-$65 million due to additional investment in areas targeted for growth.

•	Capital Deployment to enhance risk-adjusted returns through continued share repurchases, shareholder dividends and selective investments in growth.

Earnings Conference Call

•

The fourth quarter and full-year 2011 earnings conference call and webcast will be held on Thurs., Feb. 2, 2012 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $27 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:	Investor Relations Contacts:

Vera Carley	Melissa Kivett	Brian D. Koppy
Director, Media Relations and	Senior Vice President	Vice President
Financial Communications	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
vera.carley@assurant.com	melissa.kivett@assurant.com	brian.koppy@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

Assurant, Inc. / 8

The following risk factors could cause our actual results to differ materially from those currently estimated by management:

(i)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(ii)	actions by governmental agencies that could result in the reduction of the premium rates we charge or increases in the claims we pay;

(iii)	loss of significant client relationships, distribution sources and contracts;

(iv)	failure to attract and retain sales representatives;

(v)	losses due to natural and man-made catastrophes;

(vi)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(vii)	deterioration in the Company’s market capitalization compared to its book value that could result in further impairment of goodwill;

(viii)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

(ix)	current or new laws and regulations that could increase our costs and decrease our revenues;

(x)	general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, monetary policies, unemployment and inflationary pressure);

(xi)	inadequacy of reserves established for future claims losses;

(xii)	failure to predict or manage benefits, claims and other costs;

(xiii)	uncertain tax positions;

(xiv)	fluctuations in exchange rates and other risks related to our international operations;

(xv)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xvi)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments and increases in interest rates);

(xvii)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xviii)	inability of reinsurers to meet their obligations;

(xix)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xx)	failure to effectively maintain and modernize our information systems and protect them from cyber-security threats;

(xxi)	risks related to outsourcing activities;

(xxii)	failure to protect client information and privacy;

(xxiii)	failure to find and integrate suitable acquisitions and new ventures;

(xxiv)	inability of our subsidiaries to pay sufficient dividends;

(xxv)	failure to provide for succession of senior management and key executives;

(xxvi)	significant competitive pressures in our businesses; and

(xxvii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2010 Annual Report on Form 10-K, as filed with the SEC.

Assurant, Inc. / 9

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholder value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The Company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure for this included measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $55.14 as of Dec. 31, 2011, as shown in the reconciliation table below.

4Q
2011
Book value per diluted share (excluding AOCI)	$49.05
Change due to effect of including AOCI	6.09

Book value per diluted share	$55.14

(3)	Assurant uses annualized operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, other AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP ROE, defined as net income, for the period presented, divided by average stockholders’ equity for the period and then the return is annualized, if necessary. Consolidated annualized GAAP ROE for the three and twelve months ended Dec. 31, 2011, was 12.9 percent and 11.1 percent, respectively, as shown in the following reconciliation table.

Assurant, Inc. / 10

	4Q	Twelve Months
	2011	2011
Annualized operating return on average equity (excluding AOCI)	13.8%	9.9%
Net realized gains on investments	0.7%	0.5%
Change in tax valuation allowance	—	1.8%
Change due to effect of including AOCI	(1.6)%	(1.1)%

Annualized GAAP return on average equity	12.9%	11.1%

(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt (which would include mandatorily redeemable preferred stock, if any) divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure for this included measure would be the ratio of debt to total capital. The debt to total capital ratio as of Dec. 31, 2011 and Dec. 31, 2010 was 16.2 percent and 17.0 percent, respectively, as shown in the following reconciliation table.

	4Q	4Q
	2011	2010
Debt to total capital ratio (excluding AOCI)	17.9%	17.9%
Change due to effect of including AOCI	(1.7)%	(0.9)%

Debt to total capital ratio	16.2%	17.0%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc. / 11

Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Twelve Months Ended Dec. 31, 2011 and 2010

	4Q	4Q	Twelve Months
	2011	2010	2011	2010
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums and other considerations	$1,817,733	$1,813,987	$7,125,368	$7,403,039
Net investment income	171,639	177,810	689,532	703,190
Net realized gains on investments	12,225	18,735	32,580	48,403
Amortization of deferred gain on disposal of businesses	5,108	(7,723)	20,461	10,406
Fees and other income	104,826	102,792	404,863	362,684

Total revenues	2,111,531	2,105,601	8,272,804	8,527,722

Benefits, losses and expenses
Policyholder benefits	873,627	894,413	3,755,209	3,640,978
Selling, underwriting, general and administrative expenses	969,739	1,011,755	3,742,280	3,913,273
Goodwill impairment	—	306,381	—	306,381
Interest expense	15,076	15,162	60,360	60,646

Total benefits, losses and expenses	1,858,442	2,227,711	7,557,849	7,921,278

Income (loss) before provision for income taxes	253,089	(122,110)	714,955	606,444
Provision for income taxes	90,834	62,281	169,116	327,267

Net income (loss)	$162,255	$(184,391)	$545,839	$279,177

Net income (loss) per share:
Basic	$1.76	$(1.74)	$5.65	$2.52
Diluted*	$1.73	$(1.74)	$5.58	$2.50

Dividends per share	$0.18	$0.16	$0.70	$0.63

Share data:
Basic weighted average shares outstanding	92,356,898	106,166,609	96,626,306	110,632,551

Diluted weighted average shares outstanding	93,677,417	107,153,153	97,795,309	111,473,214

*	In compliance with GAAP, there is no dilution of shares when calculating earnings per share due to a net loss position for the three months ended December 31, 2010.

Assurant, Inc. / 12

Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At Dec. 31, 2011 and Dec. 31, 2010

	December 31,	December 31,
	2011	2010
	(in thousands)

Assets
Investments and cash and cash equivalents	$15,192,878	$14,670,364
Reinsurance recoverables	5,411,064	4,997,316
Deferred acquisition costs	2,632,720	2,493,422
Goodwill	639,097	619,779
Assets held in separate accounts	1,694,729	2,000,371
Other assets	1,544,957	1,615,766

Total assets	$27,115,445	$26,397,018

Liabilities
Policyholder benefits and claims payable	$11,706,462	$11,456,322
Unearned premiums	5,482,017	5,063,999
Debt	972,278	972,164
Mandatorily redeemable preferred stock	—	5,000
Liabilities related to separate accounts	1,694,729	2,000,371
Deferred gain on disposal of businesses	134,033	154,493
Accounts payable and other liabilities	2,098,990	1,964,132

Total liabilities	22,088,509	21,616,481

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,472,069	4,495,013
Accumulated other comprehensive income	554,867	285,524

Total stockholders’ equity	5,026,936	4,780,537

Total liabilities and stockholders’ equity	$27,115,445	$26,397,018